EXHIBIT 99.1

Asconi Receives Delisting Notice from AMEX;

Company to Appeal AMEX Staff Determination

ORLANDO, Fla., October 3 /Businesswire/ — Asconi Corporation (Amex: ACD), an Eastern European producer of wines and spirits, today announced that on September 27, 2005, Asconi received notice from the American Stock Exchange (“AMEX”) that the Company no longer complies with AMEX’s continued listing standards due to its failure to file the quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 2005, as set forth in Section 1003(d) of the AMEX Company Guide, and that its securities are, therefore, subject to being de-listed from the AMEX. The foregoing determination by the AMEX staff was made subsequent to the Company’s filing of its plan of compliance with the AMEX continued listing requirements.

According to the AMEX notice, the Company must appeal by October 4, 2005, or the AMEX staff determination will become final. AMEX staff will suspend trading in the Company’s securities and submit an application to the SEC to strike the Company’s common stock from listing and registration on the AMEX in accordance with the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

The Company plans to appeal this determination by the AMEX staff and to request a hearing before an AMEX panel. The time and place of such a hearing will be determined by the Panel. There can be no assurance that the AMEX Panel would grant a relief sought by the Company or, even if it does, the Company will be able to implement its plan of compliance consistent with the relief sought. If the Panel does not grant the relief sought by the Company, its securities could be de-listed from the AMEX and may continue to be quoted in the Pink Sheets. The Company may also seek quotation of its securities on the OTC Bulletin Board when it regains currency in the public reporting.

The Company disclosed its previous AMEX notice and circumstances relating to current listing deficiency in its Current Report on Form 8-K filed with the SEC on August 30, 2005.

Readers of this press release are urged to carefully read the Company’s public announcements and regulatory filings with the Securities and Exchange Commission, including the press releases dated August 30 and September 7, 2005 as well as the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 30, 2005.

About Asconi Corporation

Asconi Corporation (Amex: ACD - News) is a producer and distributor of wines and spirits in Eastern Europe. For more information, please visit http://www.asconi.com.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports of documents the Company files periodically with the SEC.